Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

July 17, 2014

Crestwood Midstream Partners LP

Crestwood Midstream Finance Corp.

700 Louisiana Street, Suite 2550

Houston, TX 77002

Ladies and Gentlemen:

We have acted as counsel to Crestwood Midstream Partners LP, a Delaware limited partnership (the “Issuer”), Crestwood Midstream Finance Corp., a Delaware corporation (the “Co-Issuer” and, together with the Issuer, the “Issuers”), and the subsidiaries of the Issuer listed on Schedule I hereto (collectively, the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Issuers of up to $600,000,000 aggregate principal amount of 6.125% Senior Notes due 2022 (the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture, dated as of November 8, 2013, among the Issuers, the Guarantors and U.S. Bank National Association, as trustee (the “Indenture”). The Exchange Securities will be offered by the Issuers in exchange for $600,000,000 aggregate principal amount of their outstanding 6.125% Senior Notes due 2022.

Crestwood Midstream Partners LP Crestwood Midstream Finance Corp.	- 2 -	July 17, 2014

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms.

2.	When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

Crestwood Midstream Partners LP Crestwood Midstream Finance Corp.	- 3 -	July 17, 2014

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of the State of Texas, we have relied upon the opinion of Vinson & Elkins L.L.P. dated the date hereof.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law, the Delaware Limited Liability Company Act, the Delaware Revised Uniform Limited Partnership Act and, to the extent set forth herein, the law of the State of Texas.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

SCHEDULE I

Entity Name	Jurisdiction of Incorporation, Organization or Formation
Arlington Storage Company, LLC	Delaware
Arrow Field Services, LLC	Delaware
Arrow Midstream Holdings, LLC	Delaware
Arrow Pipeline, LLC	Delaware
Arrow Water, LLC	Delaware
Central New York Oil And Gas Company, L.L.C.	New York
Cowtown Gas Processing Partners L.P.	Texas
Cowtown Pipeline Partners L.P.	Texas
Crestwood Appalachia Pipeline LLC	Texas
Crestwood Arkansas Pipeline LLC	Texas
Crestwood Crude Logistics LLC	Delaware
Crestwood Crude Terminals LLC	Delaware
Crestwood Dakota Pipelines LLC	Delaware
Crestwood Gas Marketing LLC	Delaware
Crestwood Gas Services Operating GP LLC	Delaware
Crestwood Gas Services Operating LLC	Delaware
Crestwood Marcellus Midstream LLC	Delaware
Crestwood Marcellus Pipeline LLC	Delaware
Crestwood Midstream Operations LLC	Delaware
Crestwood New Mexico Pipeline LLC	Texas
Crestwood Ohio Midstream Pipeline LLC	Delaware
Crestwood Panhandle Pipeline LLC	Texas
Crestwood Pipeline East LLC	Delaware
Crestwood Pipeline LLC	Texas
Crestwood Sabine Pipeline LLC	Texas
Crestwood Storage Inc.	Delaware
E. Marcellus Asset Company, LLC	Delaware
Finger Lakes LPG Storage, LLC	Delaware
Sabine Treating LLC	Texas
US Salt, LLC	Delaware